SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 30, 1998


                      PACIFIC AEROSPACE & ELECTRONICS, INC.

             (Exact name of registrant as specified in its charter)


         Washington                   0-26088                  91-1744587
      (State or other               (Commission               (IRS Employer
      jurisdiction of              File Number)             Identification No.)
      incorporation or
       organization)


430 Olds Station Road, Wenatchee, WA                              98801
(Address of Principal Executive Office)                         (Zip Code)


Registrant's telephone number,
including area code:                                          (509) 667-9600

Item 2. Acquisition of Aeromet International plc
------------------------------------------------

     On July 30, 1998 (the "Closing Date"), Pacific Aerospace and Electronics (U.K.) Limited ("Purchaser"), a company organized under the laws of the United Kingdom and an indirect wholly-owned subsidiary of Pacific Aerospace & Electronics, Inc. ("PA&E"), purchased all of the issued and outstanding capital stock (the "Stock Purchase") of Aeromet International plc ("Aeromet"), a British limited company and wholly-owned subsidiary of Charles Baynes plc. The Stock Purchase was made pursuant to a Share Acquisition Agreement dated July 1, 1998, between Charles Baynes plc, a Charles Baynes affiliate Westpark Limited (the "Seller"), Purchaser and PA&E.

     In consideration for the Purchaser's acquisition of all of the issued and outstanding capital stock of Aeromet (the "Shares"), PA&E delivered to Seller (pound)42 million (or approximately $69 million) in cash. The purchase price for the Shares was determined in arms-length negotiations between Charles Baynes plc and PA&E.

     The net proceeds of an offering (the "Offering") by PA&E of 11 1/4% Senior Subordinated Notes due 2005 (the "Notes") were used to fund the Stock Purchase. Subject to the terms and conditions of a Purchase Agreement (the "Purchase Agreement"), dated July 23, 1998, between PA&E, PA&E's United States subsidiaries (the "Subsidiaries") and Friedman, Billings, Ramsey & Co., Inc. and BancBoston Securities Inc. (collectively the "Initial Purchasers"), the Initial Purchasers agreed to purchase, and PA&E agreed to sell, Notes in the aggregate principal amount of $75 million. The Notes were issued pursuant to an Indenture, dated July 30, 1998 (the "Indenture") between PA&E, the Subsidiaries and IBJ Schroder Bank & Trust Company, as trustee. The Notes (i) are senior subordinated, unsecured, general obligations of PA&E, (ii) will mature on August 1, 2005, unless previously redeemed pursuant to the Indenture, and (iii) are jointly and severally guaranteed on a senior subordinated basis by each of the Subsidiaries.

     In connection with the Purchase Agreement, PA&E and the Subsidiaries entered into a registration rights agreement with the Initial Purchasers, pursuant to which PA&E agreed to file with the Securities and Exchange Commission either (i) an exchange offer registration statement relating to the exchange of the Notes for fully registered notes with identical terms as the Notes (the "Exchange Notes") or (ii) a shelf registration statement pursuant to Rule 415 under the Securities Act of 1933, as amended, for resale of the Notes and of the Exchange Notes that cannot be resold without delivery of a prospectus. PA&E further agreed to use its reasonable best efforts to cause one or both of such registration statements to be declared effective as the case may be.

     Prior to the Stock Purchase, no material relationship existed between Charles Baynes plc or the Seller, and the Purchaser or PA&E, or any of their respective affiliates, directors, officers, or associates.

     Aeromet operates from five sites in England and is engaged in the production of magnesium and aluminum precision sand and investment castings and titanium and aluminum formed sheet products, for the aerospace, defense and motorsport industries. Its primary assets consist of manufacturing equipment, inventories of raw materials, work in progress and finished products, and accounts receivable from the sale of its products. PA&E intends that Aeromet will continue to engage in such business and that Aeromet's assets will continue to be used for such business purposes as they are currently used.

Item 7. Financial Statements and Exhibits
-----------------------------------------

     (a) Financial Statements of Business Acquired

     Filed with this report as pages F-1 to F-17 are the audited financial statements of Aeromet for the two years ended December 31, 1996 and 1997.

     (b) Pro Forma Financial Information

     Filed with this report as pages P-1 to P-6 is the Unaudited Pro Forma Financial Data for PA&E and Aeromet for the year ended May 31, 1998.

     (c) Exhibits.

     The following are filed as exhibits to this Current Report:

2.1 Share Acquisition Agreement dated July 1, 1998, by and between Charles Baynes plc, Westpark Limited, Pacific Aerospace and Electronics (U.K.) Limited, and Pacific Aerospace & Electronics, Inc.

4.1 Purchase Agreement dated as of July 23, 1998, between Pacific Aerospace & Electronics, Inc., Balo Precision Parts, Inc., Cashmere Manufacturing Co., Inc., Ceramic Devices, Inc., Electronic Specialty Corporation, Morel Industries, Inc., Northwest Technical Industries, Inc., Pacific Coast Technologies, Inc., Seismic Safety Products, Inc., PA&E International, Inc. and Friedman, Billings, Ramsey & Co., Inc. and BancBoston Securities Inc.

4.2 Indenture dated as of July 30, 1998, between Pacific Aerospace & Electronics, Inc., Balo Precision Parts, Inc., Cashmere Manufacturing Co., Inc., Ceramic Devices, Inc., Electronic Specialty Corporation, Morel Industries, Inc., Northwest Technical Industries, Inc., Pacific Coast Technologies, Inc., Seismic Safety Products, Inc., PA&E International, Inc. and IBJ Schroder Bank & Trust Company.

4.3  Form of Global Note from PA&E

4.4 Registration Rights Agreement dated as of July 30, 1998, between Pacific Aerospace & Electronics, Inc., Balo Precision Parts, Inc., Cashmere Manufacturing Co., Inc., Ceramic Devices, Inc., Electronic Specialty Corporation, Morel Industries, Inc., Northwest Technical Industries, Inc., Pacific Coast Technologies, Inc., Seismic Safety Products, Inc., PA&E International, Inc. and Friedman, Billings, Ramsey & Co., Inc. and BancBoston Securities Inc.

23   Consent of Independent Accountants

99.1 Press Release dated August 3, 1998

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       PACIFIC AEROSPACE & ELECTRONICS, INC.


                                       By: /s/ DONALD A. WRIGHT
                                           -------------------------------------
                                           Donald A. Wright
                                           President and Chief Executive Officer


Dated: August 13, 1998

                                  EXHIBIT INDEX


Exhibit
Number        Description
-------       -----------

  2.1 Share Acquisition Agreement dated July 1, 1998, by and between Charles Baynes plc, Westpark Limited, Pacific Aerospace and Electronics (U.K.) Limited, and Pacific Aerospace & Electronics, Inc.

  4.1 Purchase Agreement dated as of July 23, 1998, between Pacific Aerospace & Electronics, Inc., Balo Precision Parts, Inc., Cashmere Manufacturing Co., Inc., Ceramic Devices, Inc., Electronic Specialty Corporation, Morel Industries, Inc., Northwest Technical Industries, Inc., Pacific Coast Technologies, Inc., Seismic Safety Products, Inc., PA&E International, Inc. and Friedman, Billings, Ramsey & Co., Inc. and BancBoston Securities Inc.

  4.2 Indenture dated as of July 30, 1998, between Pacific Aerospace & Electronics, Inc., Balo Precision Parts, Inc., Cashmere Manufacturing Co., Inc., Ceramic Devices, Inc., Electronic Specialty Corporation, Morel Industries, Inc., Northwest Technical Industries, Inc., Pacific Coast Technologies, Inc., Seismic Safety Products, Inc., PA&E International, Inc. and IBJ Schroder Bank & Trust Company.

  4.3         Form of Global Note from PA&E

  4.4 Registration Rights Agreement dated as of July 30, 1998, between Pacific Aerospace & Electronics, Inc., Balo Precision Parts, Inc., Cashmere Manufacturing Co., Inc., Ceramic Devices, Inc., Electronic Specialty Corporation, Morel Industries, Inc., Northwest Technical Industries, Inc., Pacific Coast Technologies, Inc., Seismic Safety Products, Inc., PA&E International, Inc. and Friedman, Billings, Ramsey & Co., Inc. and BancBoston Securities Inc.

  23          Consent of Independent Accountants

  99.1        Press Release dated August 3, 1998

                            AEROMET INTERNATIONAL PLC

                              Financial Statements

                 For the years ended December 31, 1996 and 1997


                                Table of Contents


                                                                            Page

Independent Auditors' Report................................................ F-2
Balance Sheets.............................................................. F-3
Statements of Operations.................................................... F-4
Statements of Shareholder's Equity and Comprehensive Income/Loss............ F-5
Statements of Cash Flows.................................................... F-6
Notes to Financial Statements............................................... F-7

                          Independent Auditors' Report


The Board of Directors and Shareholder
Aeromet International PLC:


We have audited the accompanying balance sheets of Aeromet International PLC, a wholly-owned subsidiary of Charles Baynes plc, as of December 31, 1997 and 1996, and the related statements of operations, shareholder's equity and comprehensive income/loss, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examination, on a test basis, of evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aeromet International PLC as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ KPMG AUDIT PLC

KPMG Audit Plc
Birmingham, England
March 19, 1998

                            AEROMET INTERNATIONAL PLC
                                 Balance Sheets
                           December 31, 1996 and 1997
                      (In thousands, except for share data)


                                                                                              December 31
                                                                                      --------------------------
                                     Assets                                                 1996            1997
                                                                                      ----------      ----------
Current assets:
         Cash and cash equivalents..............................................   $           -             388
         Accounts receivable, net of allowance for doubtful accounts of
         $205 in 1996 and $148 in 1997..........................................          12,561          12,062
         Due from Affiliates....................................................               -             163
         Inventories............................................................           7,607           8,805
         Deferred income taxes..................................................             122             138
         Prepaid expenses and other ............................................             515             377
                                                                                      ----------      ----------
                  Total current assets..........................................          20,805          21,933
                                                                                      ----------      ----------
 Property, plant and equipment, net.............................................           9,977           9,485
                                                                                      ----------      ----------
 Other assets:
         Costs in excess of net book value of acquired subsidiaries, net of
         accumulated amortization of $17,142 in 1996 and $18,600 in 1997........          27,056          23,893
         Other..................................................................             331             197
                                                                                      ----------      ----------
                  Total other assets............................................          27,387          24,090
                                                                                      ----------      ----------
                                                                                   $      58,169          55,508
                                                                                      ==========      ==========

                      Liabilities and Shareholder's Equity

 Current liabilities:
         Short-term borrowings..................................................           7,908           4,661
         Accounts payable.......................................................           5,979           7,935
         Accrued liabilities....................................................           1,563           1,715
         Taxes payable..........................................................             406             813
         Due to Affiliates......................................................           1,882             178
         Current portion of capital lease obligations...........................             103             115
                                                                                      ----------      ----------

                  Total current liabilities.....................................          17,841          15,417

 Long-term liabilities:
         Due to Affiliates .....................................................           9,825          13,279
         Capital lease obligations, net of current portion .....................           1,058             944
         Deferred income taxes .................................................             736             798
                                                                                      ----------      ----------
                  Total liabilities ............................................          29,460          30,438
                                                                                      ----------      ----------
 Shareholder's equity:
         Common stock, $0.155 par value.  5,000,000 shares authorized,
         1,000,000 issued and outstanding at December 31, 1996 and 1997.........             155             155
         Additional capital ....................................................          43,180          43,246
         Accumulated other comprehensive income ................................           2,677           1,558
         Accumulated deficit ...................................................         (17,303)        (19,889)
                                                                                      ----------      ----------
                  Total shareholder's equity....................................          28,709          25,070
                                                                                      ----------      ----------
Commitments and contingencies                                                                  -               -
                                                                                   $      58,169          55,508
                                                                                      ==========      ==========


See accompanying notes to financial statements.

                            AEROMET INTERNATIONAL PLC

                            Statements of Operations
                 For the years ended December 31, 1996 and 1997
                                 (In thousands)


                                                                       Year ended
                                                                       December 31
                                                                 ------------------------
                                                                      1996           1997
                                                                 ---------      ---------
Net sales...............................................   $        41,939         48,697
Cost of sales...........................................            34,340         40,591
                                                                 ---------      ---------
         Gross profit...................................             7,599          8,106

Operating expenses......................................             7,098          6,482
                                                                 ---------     ----------
         Income from operations.........................               501          1,624
                                                                 ---------      ---------
Other income (expense):
  Interest expense......................................              (731)          (754)
                                                                ----------     ----------
         Income (loss) before income taxes..............              (230)            870
                                                                ----------      ---------

Income tax expense......................................              (570)          (900)
                                                                ----------     ----------
           Net loss.....................................   $          (800)           (30)
                                                                ==========    ===========

See accompanying notes to financial statements.

                            AEROMET INTERNATIONAL PLC

              Statements of Shareholder's Equity and Comprehensive
                  Income/Loss For the years ended December 31,
                                  1996 and 1997
                      (In thousands, except for share data)


                                                                             Compre-                   Accumulated
                                          Common Stock                       hensive                         Other           Total
                                      ---------------------   Additional      Income   Accumulated   Comprehensive   Shareholder's
                                         Shares      Amount      Capital      (Loss)       Deficit   Income (Loss)          Equity
                                      ---------   ---------   ----------   ---------   -----------   -------------   -------------
Balance at December 31, 1995........  1,000,000   $     155       43,137           -       (16,409)              -          26,883
Capital contribution from parent ...          -           -           43           -             -               -              43
Translation adjustment .............          -           -            -       2,677             -           2,677           2,677
Dividends paid to parent ...........          -           -            -           -           (94)              -             (94)
Net loss............................          -           -            -        (800)         (800)              -            (800)
                                                                           ---------
Comprehensive income ...............                                           1,877
                                                  ---------   ----------   =========   -----------   -------------   -------------

Balance at December 31, 1996 .......  1,000,000         155       43,180                   (17,303)          2,677          28,709
Capital contribution from parent ...          -           -           66           -             -               -              66
Translation adjustment .............          -           -            -      (1,119)            -          (1,119)         (1,119)
Dividends declared to parent .......          -           -            -           -        (2,556)              -          (2,556)
Net loss ...........................          -           -            -         (30)          (30)              -             (30)
                                                                           ---------
Comprehensive loss .................                                          (1,149)
                                                  ---------   ----------   ==========  -----------   -------------   -------------

Balance at December 31, 1997 .......  1,000,000   $     155       43,246                   (19,889)          1,558          25,070
                                      =========   =========   ==========               ===========   =============   =============


See accompanying notes to financial statements.

                            AEROMET INTERNATIONAL PLC

                            Statements of Cash Flows
                 For the years ended December 31, 1996 and 1997
                                 (In thousands)


                                                                                          Year ended
                                                                                          December 31
                                                                                ------------------------------
                                                                                       1996               1997
                                                                                -----------        -----------
Cash flow from operating activities:
         Net loss......................................................         $     (800)                (30)
         Adjustments to reconcile net loss to net cash provided
         by (used in) operating activities:
                  Depreciation and amortization........................               3,411              3,790
                  Allowance for doubtful accounts .....................                 133                (49)
                  Loss on sale of property, plant and equipment........                   -                 (7)
                  Deferred taxes ......................................                 201                 69
                  Changes in operating assets and liabilities:
                           Accounts receivable ........................               (586)                 64
                           Inventories ................................                 483             (1,486)
                           Prepaid expenses and other .................                (73)                 67
                           Accounts payable and accrued liabilities....               (823)              2,178
                           Other ......................................             (3,010)                343
                                                                                -----------        -----------
                  Net cash provided by (used in) operating activities..             (1,064)              4,939
                                                                                -----------        -----------

Cash flow from investing activities:
         Acquisition of property, plant and equipment ...........                   (1,484)             (1,526)
         Proceeds from sale of property, plant and equipment ....                         8                 28
                                                                                -----------        -----------
                  Net cash used in investing activities .........                   (1,476)             (1,498)
                                                                                -----------        -----------

Cash flow from financing activities:
         Net borrowings (repayments) under line of credit .......                     2,683             (2,930)
         Payments on capital leases .............................                     (145)               (124)
                                                                                -----------        -----------
                  Net cash provided by (used in) financing activities                 2,538             (3,054)
                                                                                -----------        -----------
                  Net increase (decrease) in cash and cash equivalents                  (2)                387

Cash and cash equivalents at beginning of year...................                         2                  -
Effect of exchange rates on cash ................................                         -                  1
                                                                                -----------        -----------
Cash and cash equivalents at end of year.........................               $         -                388
                                                                                ===========        ===========

Supplemental cash flow information:
         Cash paid during the year for:
                  Interest ......................................               $       436                744
                  Income taxes ..................................                       308                192
         Non-cash investing and financing activities:
                  Seller financed acquisition of property,
                  plant and equipment............................                     1,319                 18


See accompanying notes to financial statements.

                            AEROMET INTERNATIONAL PLC

                          Notes to Financial Statements
                (All amounts in thousands, except for share data)


1.   Description of Business and Basis of Presentation

     Description of Business

     Aeromet International PLC ("the Company"), a wholly-owned subsidiary of Charles Baynes plc ("the Parent"), operates five sites in the United Kingdom engaged the manufacture of precision metal components and products. Most of the Company's customers are located in the United Kingdom and Europe and operate in the aerospace, defence, and motorsport industries.

     Basis of Preparation

     The Company maintains its accounting records in accordance with United Kingdom tax and Companies Act regulations. Certain adjustments have been made to these records to present the accompanying financial statements in accordance with United States generally accepted accounting principles (US GAAP).

     On August 16, 1996, the Company changed its name from Kent Aerospace PLC to Aeromet International PLC.

     In October of 1996, the assets and liabilities of TKR International Limited ("TKR") were transferred to the Company. Prior to October 1996, TKR was also a wholly-owned subsidiary of the Parent. The merger is a combination of entities under common control. Accordingly, all prior period financial statements presented have been restated to include combined results of operations, financial position and cash flows of TKR as though it had always been part of the Company. The financial statements are unaffected by the subsidiaries of the Company since the subsidiaries have no assets, liabilities or operations.

     The statements of operations for the years ended December 31, 1996 and 1997 include the actual net sales, cost of sales, selling and administration costs as incurred by the Company. Certain other amounts such as rent and administrative services included in total operating expenses are allocated to the Company by the Parent. The amount of allocated expenses was $1,479 and $1,596 in 1996 and 1997. Management believes the allocations to be reasonable under the circumstances; however, there can be no assurances that such allocations will be indicative of future results of operations or what the financial position and results of operations of the Company would have been had it been a separate, stand-alone entity during the periods covered.

     The Company's functional currency is Pounds Sterling. All assets and liabilities are translated into US dollars at year-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal period. The resulting translation adjustments are recorded as a separate component of shareholder's equity.

2.   Summary of Significant Accounting Principles

     Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and demand deposits with banks.

     Inventories

     Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market value.

     Property, Plant and Equipment

     Property, plant and equipment are stated at cost less accumulated depreciation. Plant and equipment under capital leases are stated at the lower of the fair market value of the assets or the present value of minimum lease payments at the inception of the leases.

     Depreciation is calculated using the straight-line method over the estimated useful lives of the owned assets ranging from 4 to 20 years. Property, plant and equipment held under capital leases are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the lease terms, ranging from 4 to 10 years.

     Expenditures for maintenance and repairs are charged to expense as incurred.

Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally 20 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

     Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Financial Instruments

     The Company enters into foreign currency contracts with the Parent in order to reduce the impact of certain foreign currency fluctuations. Firmly committed transactions are hedged with forward exchange contracts. Gains and losses related to hedges of firmly committed transactions are deferred and are recognized in income or as adjustments of carrying amounts when the hedged transaction occurs.

Revenue Recognition

     Revenue is recognized when products are shipped to customers.

Restrictions on Capital

     The Company is subject to United Kingdom (UK) Companies Act regulations, and as such may only distribute its accumulated net 'realised' profits as defined by reference to UK generally accepted accounting principles (UK GAAP). Net 'realised' profits under UK GAAP were $656 and $2,506 at December 31, 1996 and 1997, respectively.

Research and Development and Advertising

     Research and development costs and advertising costs are expensed as incurred and are included in operating expenses. Research and development costs in 1996 and 1997 were $11 and $19, respectively. Advertising costs in 1996 and 1997 were $97 and $169, respectively.

Income Taxes

     The Company follows the asset and liability method of accounting for income taxes. Under the asset and liability method of accounting for income taxes, deferred tax assets and liabilities are recognized based on the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Stock-Based Compensation

     The Company follows the provisions of Statements of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. This statement permits a company to choose either a fair-value method or the Accounting Principles Board (APB) Opinion No.25, Accounting for Stock Issued to Employees, intrinsic-value based method of accounting for stock-based compensation arrangements. SFAS No. 123 requires pro forma disclosure of net income and earnings per share computed as if the fair-value based method had been applied in financial statements of companies that account for such arrangements under APB Opinion No. 25. The Company records stock-based compensation using the APB Opinion No. 25 intrinsic-value-based method.

Pensions

     The Company participates in the defined contribution pension scheme of the Parent. Contributions made to the scheme were $255 in 1996 and $323 in 1997.

Comprehensive income

     In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 is effective for the periods beginning after December 15, 1997. This statement provides reporting standards of comprehensive income and its components and requires that all components of comprehensive income be reported in the financial statements in the period in which they are recognized. The Company has adopted the provisions of SFAS No. 130 in its financial statements.

Use of Estimates

     The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

     In June 1997, the FASB issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years must be restated. The Company has not yet determined the impact of implementing the provisions of SFAS No.131 on the Company's existing disclosures.

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position No.98-1, Accounting for the Cost of Computer Software Developed For or Obtained For Internal Use (SOP 98-1). This Statement establishes standards regarding capitalization of certain costs incurred in connection with developing or obtaining software for internal use. Under current practice, the Company generally expenses such costs as incurred. SOP 98-1 is effective for accounting periods beginning after December 15, 1998 and is to be applied prospectively. Early adoption of SOP 98-1 is permitted. The Company has not yet determined the impact of adopting SOP 98-1 on its future results of operations and financial position.

3.   Concentration of Risk

     The Company's individual customers comprising more than 10% of net sales are presented below for the year ended December 31, 1997. There were no individual customers comprising more than 10% of net sales for the year ended December 31, 1996.

                                               Year ended
              Customer                       December 31, 1997
              --------                       -----------------
              A...............................   $ 5,981
              B...............................     5,317

     The Company's individual customers comprising more than 10% of accounts receivable are presented below at December 31, 1997. There were no individual customers comprising more than 10% of accounts receivable at December 31, 1996.

                                               Year ended
              Customer                       December 31, 1997
              --------                       -----------------
              B...............................   $ 1,589

     Credit is extended to customers based on an evaluation of their financial condition and collateral is generally not required.

     The Company currently purchases titanium and other raw materials from a limited number of suppliers. Suppliers of titanium are limited and a change of supplier could cause a delay in manufacturing and increased costs, and a possible loss of sales, which could have a material adverse effect on the manufacturing and delivery of the Company's products. Purchases from the principal suppliers of titanium are as follows:


                                             Year ended         Year ended
                                            December 31,       December 31,
              Supplier                             1996               1997
              --------                      -----------        -----------
              A............................ $     1,923             3,470

4.   Inventories

     Inventories consist of the following:

                                                         December 31
                                                    ---------------------
                                                       1996          1997
                                                    -------       -------

     Raw materials............................   $    2,100         1,938
     Work in progress.........................        4,554         6,076
     Finished goods...........................          953           791
                                                    -------       -------
                                                 $    7,607         8,805
                                                    =======        ======

5.   Property, Plant and Equipment

     Property, plant and equipment, including assets under capital lease arrangements consists of the following:

                                                               December 31
                                                          ---------------------
                                                             1996          1997
                                                          -------       -------

     Leasehold improvements.........................   $      532           512
     Machinery and equipment........................       19,052        19,766
                                                          -------       -------
                                                           19,584        20,278
     Less accumulated depreciation and amortization        (9,607)      (10,793)
                                                          -------       -------
                                                        $   9,977         9,485
                                                          -------       -------


     The Company recognized depreciation of property, plant and equipment of $881 and $1,680 during the years ended December 31, 1996 and 1997, respectively.

6.   Short-term Borrowings

     At December 31, 1996 and 1997, there was $7,908 and $4,661 outstanding under a committed bank overdraft facility, respectively, which is unsecured under a Composite Accounting Agreement between the bank and the Parent. The current credit agreement provides borrowings of up to (pound)3,000 (equivalent to $4,936 at December 31, 1997) for general corporate purposes. Weighted-average interest rates of 7.1% and 7.6% were charged on this overdraft facility in 1996 and 1997, respectively. The Company borrowings under this agreement are guaranteed by its Parent. The Company also guarantees certain of its Parents borrowings.

7.   Transactions with Affiliates

     Net short term balances due to affiliates were $1,882 and $15 at December 31, 1996 and 1997 respectively. The balance at December 31, 1996 related to a short term loan from the Parent, interest was charged on this loan at weighted average rates of 12% and 10% in 1996 and 1997 respectively. The balance at December 31, 1997 related to sundry trading with affiliated companies. No interest is charged on the trading balances.

     Long term loans from related companies are as follows:

                                                             Long-term
                                                                 loans
                                                             ---------
     Balance at December 31, 1995........................ $      9,561

     Allocation of central costs.........................          375
     Parent company recharges............................          422
     Cash transfers......................................       (1,448)
     Translation adjustment..............................          915
                                                             ---------

     Balance at December 31, 1996........................        9,825

     Allocation of central costs.........................          459
     Parent company recharges............................          567
     Dividends declared..................................        2,458
     Cash transfers......................................          334
     Translation adjustment..............................         (364)
                                                             ---------

     Balance at December 31, 1997........................ $     13,279
                                                             =========

     The average balance of long term loans from related companies was $10,127 and $10,714 in 1996 and 1997 respectively.

     No interest is charged on the long term loan.

     Other transactions with related companies for 1996 and 1997 are analysed as follows:

     Purchases from related parties:

                                                    Year ended                 Year ended
                                                  December 31, 1996        December 31, 1997
                                                -------------------        -----------------
     Buck and Hickman...........................    $      130                     462
     National Packaging.........................            28                      56

     These Companies are both subsidiary undertakings of the Parent.

8.   Leasing Arrangements

     Capital Leases

     The Company leases certain property, plant and equipment under capital lease agreements that expire through 2018. Aggregate minimum payments to be made under these agreements at December 31, 1997 are as follows for each of the following fiscal year-ends:


         1998......................................  $    186
         1999......................................       191
         2000......................................       185
         2001......................................       172
         2002......................................       155
         Thereafter................................       501
                                                       ------
                                                        1,390

         Less amounts representing interest at
         rates ranging from 6.57% to 7.82%.........      (331)
                                                       ------

         Present value of net minimum capital
         lease payments............................     1,059

         Less current portion of capital
         lease obligations.........................      (115)
                                                       ------

         Capital lease obligations, net of
         current portion...........................  $    944
                                                       ======


     Included in property, plant and equipment are costs of $1,319 and $1,330 and related accumulated amortization of $14 and $149 recorded under capital leases at December 31, 1996 and 1997 respectively.

     Operating Leases

     The Company leases certain property, plant and equipment under operating lease agreements that expire through 2005. Aggregate minimum rental payments to be made under these agreements at December 31, 1997 are as follows for each of the following fiscal year-ends:

                                                            Minimum
                                                            Rentals
                                                          ---------
              1998..................................   $    2,097
              1999..................................        2,047
              2000..................................        2,032
              2001..................................        2,002
              2002..................................        1,700
              Thereafter............................       21,270
                                                           ------
                                                       $   31,148

     Total rent expense for operating leases during the years ended December 31, 1996 and 1997 amounted to $1,548 and $1,614, respectively.

9.   Compensation Plans

     The Parent has three stock-based compensation plans, which are described below. The Company applies the APB Opinion No.25 intrinsic-value based method of accounting for stock-based compensation arrangements. Had compensation cost been determined on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net loss would have been reduced to the pro forma amounts indicated below:

                                                       December 31
                                                       -----------
                                                   1997           1996
                                                   ----           ----
            As reported..........................  $ 30            800
            Pro forma............................    56            850

     Fixed Price Share Option Plan

     Under the Saving Related Share Option Scheme, the Parent is authorized to issue shares of the Parent's common stock to all full-time employees with six months' service. Under the terms of the scheme, employees can choose each year to have up to (pound)3,000 (equivalent to $4,936 at December 31, 1997) of their annual base earnings withheld to purchase the Parent's common stock. The purchase price of the stock is 80% of the market price at the date of the grant. Compensation cost is recognized for the fair value of the employee's purchase rights, which was estimated using the Black-Scholes model with the following assumptions for 1997 and 1996, respectively: dividend yield of 3.02% and 2.27%; an expected life of 2.75 years for both years; expected volatility of 2.5%; and risk-free interest rates of 6.33% and 7.78%.

     Performance-Based Share Option Plans

     Under its Executive Share Option Scheme, the Parent may grant to selected executives stock option awards in the Parent's common stock to a maximum total of outstanding options for any participant of four times annual earnings. Options are granted, normally twice each year, at the market price of the common stock at the date of grant. Since 1991, all options have been granted in three equal parts which, in normal circumstances, are first exercisable three, four, and five years respectively after the date of grant. Exercise of options issued since 1996 is dependent on certain performance criteria based on the Parent's share growth. No options were granted during 1997. The fair value of each option grant was estimated on the date of the grant using the Black-Scholes model with the following assumptions for 1996: dividend yield of 2.27%; an expected life of three years; expected volatility of 25%; and risk-free interest rate of 7.78%.

     The Parent may issue up to 10% of its issued share capital for all schemes operated by it. This is in accordance with the London Stock Exchange regulations.

     Information with respect to options granted under the stock option plans in respect of the employees of the company is as follows:

                                                        Fixed price                         Performance-based
                                             ----------------------------------   -------------------------------------
                                                             Weighted-average                       Weighted-average
                                                          ---------------------                  ----------------------
                                                                     Fair value       Number                 Fair value
                                                 Number   Exercise   of options           of     Exercise    of options
                                             of options      price      granted      options        price       granted
                                             ----------   --------   ----------   ----------     --------    ----------
     Outstanding at December 31, 1995.......    742,839       0.88                   653,834         0.81
        Granted.............................    344,353       1.56         0.59       72,500         2.15          0.47
        Expired or cancelled................    (91,837)      0.98                    (7,500)        1.96
        Exercised...........................    (28,087)      0.86                  (203,832)        0.71
                                             ----------   --------                ----------     --------

     Outstanding at December 31, 1996.......    967,268       1.11                   515,002         1.04
                                             ----------   --------                ----------     --------
        Granted.............................    300,271       1.50         0.54            -            -             -
        Expired or cancelled................   (197,665)      1.21                   (47,000)        1.65
        Exercised...........................   (240,498)      0.72                  (170,000)        0.75
                                             ----------   --------                ----------     --------
     Outstanding at December 31, 1997.......    829,376      $1.34                   298,002        $0.93
                                             ----------   --------                ----------     --------
     Exercisable at:
        December 31, 1997...................          -             -                189,167        $0.85

     Summarized information about fixed price stock options outstanding in respect of the employees of the Company at December 31, 1997 is as follows:

                                Options outstanding                       Options exercisable
                      --------------------------------------------     -------------------------
                                        Weighted-
                                          average         Weighted-                    Weighted-
        Range of                        remaining           average                      average
        exercise          Number      contractual    exercise price         Number      exercise
      prices ($)      outstanding            life               ($)    exercisable     price ($)
      ----------      -----------     -----------    --------------    -----------     ---------
            0.93          100,715       1.3 years              0.93              -             -
            1.08          211,914       2.3 years              1.08              -             -
       1.50-1.56          516,747       3.8 years              1.53              -             -
       0.93-1.56          829,376       3.4 years              1.34              -             -

     Summarized information about performance-based stock options outstanding in respect of the employees of the Company at December 31, 1997 is as follows:

                                Options outstanding                       Options exercisable
                      --------------------------------------------     -------------------------
                                        Weighted-
                                          average         Weighted-                    Weighted-
        Range of                        remaining           average                      average
        exercise          Number      contractual    exercise price         Number      exercise
      prices ($)      outstanding            life               ($)    exercisable     price ($)
      ----------      -----------     -----------    --------------    -----------     ---------
            0.46           37,500      0.50 years             0.46         37,500          0.46
       0.55-0.98          125,302      5.00 years             0.80         94,500          0.81
       1.11-1.35           90,200      7.25 years             1.20         57,167          1.17
            1.98           15,000      8.50 years             1.96              -             -
            2.32           30,000      8.50 years             2.32              -             -
                      -----------                                      ----------
       0.46-2.32          298,002      5.10 years             1.09        189,167          0.85
                      ===========                                      ==========

     Share Bonus Scheme

     Under the terms of the Share Bonus Scheme, the Parent is authorised to grant shares of the Parent's common stock to the executive directors of the Company in lieu of any annual cash bonus. Participation in this plan is obligatory for bonuses above a certain threshold. Under the scheme, Parent common stock, having an initial market value of up to four times the amount excluded from the cash bonus scheme, are notionally allocated to the executive. Over a five year period the trustees of the scheme will, when called upon to do so by the executive, transfer an increasing proportion of such shares to the executive, at which time the remaining shares which have not "vested" will be forfeited by the executive. No shares were granted under this Scheme in 1996 and 1997.

10.  Income Taxes

     The Company computes income tax expense based on the UK Statutory Rates. Income tax expense for the year ended December 31, 1996 was computed at the UK Statutory Rate of 33%. During the year ended December 31, 1997, the UK Statutory Rate was reduced from 33% to 31%. For the year ended December 31, 1997, the Company computed income tax expense at a rate of 33% for 3 months and 31 percent for 9 months resulting in a blended rate of 31.5% for the year.

     The provision for income taxes (benefit) is as follows:

                                                   Year ended December 31
                                                   ----------------------
                                                     1996            1997
                                                   ------          ------

      Current.................................     $  369             831

      Deferred................................        201              69
                                                   ------          ------
      Provision for income taxes..............     $  570             900
                                                   ======          ======

     Income tax expense for the years ended December 31, 1996 and 1997 differ from the amounts computed by applying the UK statutory tax rate to pre-tax income (loss) as a result of the following:

                                                       Year ended December 31
                                                       ----------------------
                                                         1996            1997
                                                       ------          ------

     Tax provision (benefit) at Statutory Rate....     $  (76)            275
     Amortization of goodwill.....................        651             653
     Effect of change in UK Statutory Rate........          -             (36)
     Non-deductible items and other...............         (5)              8
                                                       ------           -----
                                                       $  570             900
                                                       ======           =====

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                     December 31
                                                                ---------------------
                                                                  1996           1997
                                                                ------         ------
     Deferred tax assets:
          Allowance for doubtful accounts and other......   $      122            138

     Deferred tax liabilities:
          Fixed assets...................................          623            698
          Intangible assets..............................          113            100
                                                                ------         ------
                                                           $       736            798
                                                                ------         ------
                                                                   614            660
                                                                ======         ======

11.  Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, receivables and accounts payable, approximate fair value due to the short maturity of such instruments. The carrying value and related fair value for the Company's remaining financial instruments, foreign currency contracts, are as follows:

                                               December 31, 1996                           December 31, 1997
                                    ----------------------------------------   -----------------------------------------
                                    Carrying amount     Estimated fair value   Carrying amount      Estimated fair value
                                    ---------------     --------------------   ---------------      --------------------
Foreign exchange forward contracts   $          -             (207)                        -                   121


     The fair value of short term foreign exchange contracts is based on exchange rates at December 31, 1996 and 1997. The fair value of long term foreign contracts is based on various quoted spot forward exchange rates.

2.   Contingencies

     Legal

     The Company is currently subject and party to various legal actions arising in the normal course of business. Management believes the ultimate liability, if any, arising from such claims or contingencies is not likely to have a material adverse effect on the Company's results of operations or financial condition.

     In the normal course of business, the Company disposes of potentially hazardous material which could result in claims related to environmental cleanup. The Company has not been notified of any related claims. The Company is subject to various other environmental and governmental regulations, however, the extent of any non-compliance with those regulations, if any, is not ascertainable.

13.  Subsequent Event (unaudited)

     In May 1998, the Parent signed a letter of intent with Pacific Aerospace & Electronics, Inc., a public company headquartered in the United States, to sell the Company for approximately (pound)45.0 million. The transaction is expected to close in July 1998. However, there is no assurance that the transaction will be completed.

                        INDEX TO UNAUDITED PRO FORMA DATA


                                                                            Page

Unaudited Pro Forma Financial Data.......................................... P-2
Unaudited Pro Forma Balance Sheet Data...................................... P-3
Notes to Unaudited Pro Forma Balance Sheet Data............................. P-4
Unaudited Pro Forma Statement of Operations Data............................ P-5
Notes to Unaudited Pro Forma Statement of Operations Data................... P-6

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following Unaudited Pro Forma Financial Data for the year ended May 31, 1998, gives effect to the Company's acquisition of Aeromet as if it had occurred on June 1, 1997. The historical statement of operations data of the Company for the year ended May 31, 1998, already reflects the results of operations of Balo Precision Parts, Inc. ("Balo") and Electronic Specialty Corporation ("ESC") since the time of their respective acquisitions by the Company in Fiscal 1998. The historical balance sheet of the Company as of May 31, 1998, already reflects the acquisitions of Balo and ESC, and the Unaudited Pro Forma Balance Sheet data reflects the Aeromet Acquisition as if it had occurred on May 31, 1998.

     This Unaudited Pro Forma Financial Data is based on the assumptions and adjustments described in the accompanying notes which the Company believes are reasonable. The Unaudited Pro Forma Statement of Operations Data does not purport to represent what the Company's results of operations actually would have been if the event described above had occurred as of the date indicated or what such results will be for any future periods. The financial data is based upon assumptions and adjustments that the Company believes are reasonable. This Unaudited Pro Forma Financial Data and the accompanying notes should be read in conjunction with the historical financial statements of the Company and Aeromet, including the notes thereto.

     Each of the acquisitions referred to in this Unaudited Pro Forma Financial Data has been or will be accounted for using the purchase method of accounting. Accordingly, the assets acquired and liabilities assumed have been or will be recorded at their fair values as of the dates of their respective acquisitions. These amounts have been recorded based upon preliminary estimates as of the dates of the acquisitions. The Company does not believe that any changes to these estimates that may occur will have a material impact on the Unaudited Pro Forma Financial Data.

                     Unaudited Pro Forma Balance Sheet Data
                               As of May 31, 1998
                                 (in thousands)


                                                                 Historical                               Pro forma,
                                                          ------------------------          Pro forma             as
                                                          Company(1)    Aeromet(2)   adjustments(3)(5)   adjusted(4)
                                                          ----------    ----------   -----------------   -----------
ASSETS
Current assets:
     Cash and cash equivalents.........................   $   11,461            --           9,638 (6)        21,099
     Accounts receivable, net..........................        9,375        13,885              --            23,260
     Due from Affiliates...............................          --             26              --                26
     Inventories.......................................       16,184        10,050              --            26,234
     Deferred income taxes.............................          386           137              --               523
     Prepaid expenses and other........................          272           218              --               490
                                                          ----------    ----------   -----------------   -----------
          Total current assets.........................       37,678        24,316           9,638            71,632
Property, plant and equipment, net.....................       26,335         9,073           9,000 (7)        44,408
Other assets:
     Note receivable from related party................          700            --              --               700
     Investment........................................        4,579            --              --             4,579
     Costs in excess of net book value of acquired
        subsidiaries, net..............................        6,515        22,791          21,252 (8)        50,558
     Patents, net......................................        1,229            --              --             1,229
     Deferred income taxes.............................          222            --              --               222
     Other.............................................        1,322            12           3,405 (9)         4,739
                                                          ----------    ----------   -----------------   -----------
          Total other assets...........................       14,567        22,803          24,657            62,027
                                                          ----------    ----------   -----------------   -----------
                                                          $   78,580        56,192          43,295           178,067
                                                          ==========    ==========   =================   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable..................................        6,748         8,625              --            15,373
     Accrued liabilities...............................        2,587         2,380              --             4,967
     Taxes payable.....................................          --          1,616              --             1,616
     Current portion of long-term debt.................        1,027            --              --             1,027
     Current portion of capital lease obligations......          206           119              --               325
     Line of credit and short-term borrowings..........        1,511         5,108           5,108)(10)        1,511
                                                          ----------    ----------   -----------------   -----------
          Total current liabilities....................       12,079        17,848          (5,108)           24,819
Long-term liabilities:
     Long-term debt, net of current portion............        9,059            --          75,000 (11)       84,059
     Capital lease obligations, net of current portion.          941           924              --             1,865
     Due to Affiliates.................................          --         10,849         (10,849)(10)           --
     Deferred income taxes.............................          --            763           3,060 (12)        3,823
     Deferred rent and other...........................          359            --              --               359
                                                          ----------    ----------   -----------------   -----------
          Total liabilities............................       22,438        30,384          62,103           114,925
Shareholders' equity:
     Convertible preferred stock.......................            --           --              --                --
     Common stock......................................           15           155            (155)(15)           15
     Additional paid-in capital........................       57,830        43,286         (36,286)(14)       64,830
     Cumulative unrealized loss on investment..........         (436)           --              --              (436)
     Cumulative translation adjustment.................          --          1,320          (1,320)(15)           --
     Accumulated deficit...............................       (1,267)      (18,953)         18,953 (15)       (1,267)
                                                          ----------    ----------   -----------------   -----------
          Total shareholders' equity...................       56,142        25,808         (18,808)           63,142
                                                          ----------    ----------   -----------------   -----------
                                                          $   78,580        56,192          43,295           178,067
                                                          ==========    ==========   =================   ===========

                 Notes to Unaudited Pro Forma Balance Sheet Data


(1) Represents the consolidated balance sheet of the Company as of May 31, 1998.

(2)  Represents the consolidated balance sheet of Aeromet as of May 31, 1998.

(3) Includes pro forma adjustments for the Aeromet Acquisition, related financing, and proceeds from Series B Preferred ($7.0 million) held in escrow pending closing of the Aeromet Acquisition.

(4) Represents the Company's pro forma, as adjusted balance sheet as if the Aeromet Acquisition, the related financing, and the Series B convertible preferred stock ("Series B Preferred") issuance had occurred on May 31, 1998.

(5) The following table sets forth the components of the aggregate purchase price of Aeromet and the allocation of such purchase price (in thousands):

     Aeromet purchase price....................................................   $67,457
     Acquisition costs.........................................................     1,500
                                                                                  -------
          Total purchase price to be allocated.................................   $68,957
                                                                                  =======
     Historical book value of total assets acquired............................   $56,192
     Elimination of historical costs in excess of net book value of acquired
          subsidiaries(8)......................................................   (22,791)
     Elimination of historical deferred income taxes(12).......................       763
     Adjustment of property, plant and equipment to fair value(7)..............     9,000
     Liabilities assumed(13)...................................................   (14,427)
     Estimated deferred income taxes(12).......................................    (3,823)
     Costs in excess of book value of Aeromet Acquisition(8)...................    44,043
                                                                                  -------
          Total purchase price allocated.......................................   $68,957
                                                                                  =======

(6) Proceeds from issuance of Series B Preferred ($7.0 million), the Notes net of deferred financing costs ($71.0 million), less the cost of the acquisition of Aeromet including acquisition costs ($69.0 million), and plus previously incurred acquisition costs ($595,000).

(7) Adjustment of $9.0 million to record property, plant and equipment at fair value for Aeromet.

(8) Incremental impact of recording costs in excess of net book value of acquired subsidiaries for the Aeromet Acquisition ($44.0 million) and the elimination of Aeromet's historical costs in excess of net book value of acquired subsidiaries ($22.8 million).

(9) Represents estimated deferred financing costs incurred in connection with the financing related to the acquisition of Aeromet ($4 million), less previously incurred acquisition cost ($595,000).

(10) Elimination of debt of Aeromet not assumed by the Company, including $5.1 million short-term borrowing and $10.8 million of due to affiliates.

(11) Proceeds from the Note offering.

(12) Establishment of deferred income taxes upon Aeromet Acquisition ($3.8 million) and write-off of Aeromet's historical deferred income taxes ($763,000).

(13) Represents Aeromet's total liabilities ($30.4 million), less liabilities not assumed ($5.1 million of short-term debt and $10.8 million of due to affiliates).

(14) Elimination of Aeromet's historical additional paid-in capital ($43.3 million), plus proceeds from Series B Preferred ($7.0 million).

(15) Elimination of Aeromet's historical shareholders' equity accounts, including Common Stock ($155,000), cumulative translation adjustment ($1.3 million), and accumulated deficit ($19.0 million).

                Unaudited Pro Forma Statement of Operations Data
                         For the Year Ended May 31, 1998
                                 (in thousands)


                                                    Historical                          Pro forma,
                                              ------------------------     Pro forma            as
                                              Company(1)    Aeromet(2)   adjustments   adjusted(3)
                                              ----------    ----------   -----------   -----------
Statement of Operations Data:
     Net sales.............................    $  54,099        53,840            --       107,939
     Cost of sales.........................       39,487        43,645         900(4)       84,032
                                              ----------    ----------   -----------   -----------
     Gross profit..........................       14,612        10,195        (900)         23,907
     Operating expenses....................        9,872         6,240      (1,477)(5)      14,635
                                              ----------    ----------   -----------   -----------
     Income from operations................        4,740         3,955         577           9,272
     Net interest expense..................         (755)         (679)     (8,830)(6)      (9,964)
     Other income (expense)................         (853)           --          --            (853)
                                              ----------    ----------   -----------   -----------
     Income (loss) before income taxes.....        3,132         3,276      (7,953)         (1,545)
     Income taxes (benefit)................         (482)        1,673         126(7)        1,317
                                              ----------    ----------   -----------   -----------

     Net income (loss).....................   $    3,614         1,603      (8,079)         (2,862)
                                              ==========    ==========   ===========   ===========

            Notes to Unaudited Pro Forma Statement of Operations Data

(1) Represents the results of operations of the Company for the year ended May 31, 1998, and the results of operations of Balo and ESC from the effective dates of their respective acquisitions.

(2) Represents the results of operations for Aeromet for the year ended May 31, 1998.

(3) Presents the statement of operations data of the Company as if the acquisition of Aeromet and related financing transactions had occurred on June 1, 1997.

(4) Represents depreciation on fair value adjustment to property, plant and equipment upon the Aeromet Acquisition. The $9.0 million fair value adjustment is being amortized over 10 years.

(5) Represents the incremental amortization of cost in excess of net book value of acquired subsidiaries arising from the acquisition of Aeromet of $1.1 million, net of amortization previously recorded by Aeromet of $2.1 million, which has been eliminated. Cost in excess of net book value of acquired subsidiaries is being amortized over 40 years for Aeromet. Also represents the elimination of $474,000 of management fees paid to Aeromet's previous parent.

(6) Represents incremental interest expected to be incurred from indebtedness in connection with the acquisition of Aeromet ($75.0 million). Interest expense was calculated at the annual rate of 11.25%, representing the rate on the indebtedness expected to be incurred in the acquisition. Interest expense on debt not assumed in the Aeromet Acquisition ($479,000) has been eliminated. Deferred financing costs ($4.0 million) are amortized over 7 years.

(7) Tax provision to reflect the Company's estimated taxes on certain pro forma adjustments.


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